Exhibit 10.2

CHANGE IN EMPLOYMENT ARRANGEMENT

AGREEMENT AND GENERAL RELEASE

WHEREAS R. Kirk Morgan (hereinafter “Employee”) has been employed by Actua USA Corporation (hereinafter “Employer”), a subsidiary of Actua Corporation (hereinafter “Actua”); and

WHEREAS the parties mutually and amicably desire to change Employee’s employment arrangement with Employer in connection with the wind-down of the Company’s operations.

The parties hereto, for good and valuable consideration, the sufficiency of which is acknowledged and intending to be legally bound, hereby agree as follows:

1.    Beginning on May 1, 2018, Employee’s base salary shall be reduced to $120,000 per year, which shall be payable semi-monthly, less taxes required by applicable law and deductions authorized by Employee. Employee will not be eligible for a bonus. Employee shall be entitled to participate in Employer’s benefit programs, subject to the terms of the plans themselves, which may be changed or eliminated at the discretion of Employer. Employee acknowledges and agrees that the Company’s employment relationship with Employer shall continue to be one of “at will” employment, and either Employee or Employer may terminate the relationship at any time. This “at will” employment relationship can be modified only by an authorized officer of Employer in writing. The parties agree that the letter agreement dated March 10, 2017 by and among Employee, Employer and Actua (the “Existing Agreement”) is hereby terminated effective as of May 1, 2018. Employee acknowledges and agrees that, at such time as Employee’s relationship with the Company is terminated, whether by Employer or Employee, neither the Company nor Actua shall have any obligation to provide Employee with any severance or other payments, benefits, equity or other consideration other than with respect to base salary through such termination date, provided that following termination, Employer shall continue to pay the employer portion of premiums for continued medical and dental insurance benefits for Employee under COBRA, reimbursable on a monthly basis, until the earlier of (i) 12 months following the last day of the month in which such termination is effective and (ii) the first date on which Employee is eligible for these benefits under a new employer’s or spouse’s employer’s plan. Employee agrees that he/she shall notify Employer of his/her eligibility under a spouse’s employer’s medical and/or dental plan as of his/her termination date and, if Employee is not eligible under his or her spouse’s employer’s medical and/or dental plan as of his/her termination date but subsequently becomes eligible, he/she shall immediately notify Employer of such eligibility.

2.    In consideration of Employee’s continued employment and execution of this Change in Employment Arrangement Agreement and General Release (this “Agreement”) and Employee’s agreement to be legally bound by its terms, Employer shall pay to Employee an aggregate lump sum amount of $600,000, minus all payroll deductions required by law or authorized by Employee. Such payment shall be made on the date of the next regular payroll following the eighth (8th) day following the execution of this Agreement and Release (provided that Employee does not revoke this Agreement as described in Section 13) unless payment is required to be delayed pursuant to paragraph (b) of Section 409A of the Internal Revenue Code (the “Code”).

3.    Employee does hereby REMISE, RELEASE AND FOREVER DISCHARGE, Employer and its parent, subsidiaries, and affiliated entities, and its and their respective officers, directors, shareholders, employees and agents, its and their respective successors and assigns, heirs, executors, and administrators (hereinafter referred to collectively as “Releasees”) of and from any and all actions and causes of action, suits, debts, claims and demands whatsoever in law or in equity, absolute or contingent, know or unknown which he/she ever had, now has, or which he/she, his/her heirs, executors or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of time up to and including the date on which Employee signs this Agreement (the “Release Date”), and particularly, but without limitation, any claims arising from or relating in any way to his/her relationship as an employee or the change in his/her employment relationship with Employer, including, but not limited to, any claims that have been asserted, could have been asserted or could be asserted now or in the future, including any claims under any federal, state or local laws, including the Pennsylvania Human Relations Act, 43 P.S. §951 et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S. C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Americans with Disabilities Act, 29 U.S.C. §12101 et seq.; any common law contract or tort claims now or hereafter recognized, and all claims for counsel fees and costs; provided, however, that nothing herein shall release Employer and Actua from their obligations hereunder or under the Company’s certificate of incorporation and by-laws.

4.    Employee agrees and covenants that neither he/she, nor any person, organization or other entity on his/her behalf, will file, charge, claim, sue or cause or permit to be filed, charged or claimed, any civil action, suit or legal proceeding for personal relief (including any action for damages, injunctive, declaratory, monetary or other relief) against Releasees involving any matter occurring at any time in the past up to and including the Release Date or involving any continuing effects of any acts or practices which may have arisen or occurred prior to the date of this Agreement. Employee further agrees that if any person, organization, or other entity should bring a claim against Releasees involving any such matter, he/she will not accept any personal relief in any such action. Nothing in this paragraph shall restrict the Employee’s right to file a claim to enforce this Agreement.

5.    Each of Employer and Actua does hereby permanently and irrevocably REMISE, RELEASE AND FOREVER DISCHARGE, Employee and his/her heirs, executors, and administrators (hereinafter referred to collectively as “Employee Releasees”) of and from any and all actions and causes of action, suits, debts, claims and demands whatsoever in law or in equity, absolute or contingent, known or unknown which it ever had, now has, or which it may have, by reason of any matter, cause or thing whatsoever, from the beginning of time up to and including the Release Date, including, but not limited to, any claims that have been asserted, could have been asserted or could be asserted now or in the future, including any common law contract or tort claims now or hereafter recognized, and all claims for counsel fees and costs; provided, however, that nothing herein shall release Employee from his/her obligations hereunder or from any claims arising out of Employee’s willful dishonesty, fraud or misconduct.

6.    Each of Employer and Actua agrees and covenants that neither it, nor any person, organization or other entity on its behalf, will file, charge, claim, sue or cause or permit to be filed, charged or claimed, any civil action, suit or legal proceeding for personal relief (including any action for damages, injunctive, declaratory, monetary or other relief) against Employee Releasees involving any matter occurring at any time in the past up to and including the Release Date or involving any continuing effects of any acts or practices which may have arisen or occurred prior to the date of this Agreement. Each of Employer and Actua further agrees that if any person, organization, or other entity should bring a claim against Employee Releasees involving any such matter, it will not accept any relief in any such action. Nothing in this paragraph shall restrict Employer’s or Actua’s right to file a claim to enforce this Agreement.

7.    In further consideration of the agreements of Employer and Actua as set forth herein, Employee agrees as follows:

(a)    During Employee’s employment and during the one-year period beginning on the date Employee’s employment with Employer terminates (the “Restricted Period”), Employee shall not anywhere in the United States, without Actua’s express written consent, directly or indirectly engage, whether as an employee, officer, director, executive, agent, representative, consultant, advisor, manager, owner, equity holder or creditor, in any activity that competes with any entity in which Actua directly or indirectly holds an equity interest (each an “Actua Company”); provided, however, that Employee may, without violating this provision, own as a passive investment, shares representing 1% or less of the capital stock of a publicly-held corporation, if such shares are actively traded on an established national securities market in the United States.

(b)    During the Restricted Period, Employee shall not, without Actua’s express written consent, (a) directly or indirectly, encourage, induce, solicit or attempt to encourage, induce, solicit any person or entity that is an employee, consultant or independent contractor of any Actua Company or was an employee, consultant or independent contractor of any Actua Company at any time during the one-year period immediately prior to such encouragement, inducement or solicitation, or attempted encouragement, inducement or solicitation, to change or terminate his or her relationship with any Actua Company or otherwise to become an employee, consultant or independent contractor of any other person or business entity, (b) directly or indirectly, encourage, induce, solicit or attempt to encourage, induce, solicit any person or entity that is a customer of any Actua Company to change or terminate his or her relationship with any Actua Company or (c) hire or attempt to hire any person that is an employee, consultant or independent contractor of any Actua Company or was an employee, consultant or independent contractor of any Actua Company at any time during the one-

year period prior to such hiring or attempted hiring. Notwithstanding the foregoing, general solicitations of employment published in a journal, newspaper or other publication of general circulation and not specifically directed towards such employees, consultants or independent contractors shall not be deemed to constitute solicitation for purposes of this Section 7(b).

(c)    Employee has had and will continue to have access to Proprietary Information in the course of Employee’s employment with the Employer. As used herein, “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of Actua and any entity in which it holds or has held an equity interest and any entity on which Actua conducted due diligence in connection with a potential acquisition and their respective affiliates, investors, partners and acquisition targets, (each a “Protected Company”), including but not limited to information relating to financial matters, investments, potential investments, budgets, business plans, forecasts, projections, business plans, marketing plans, personnel matters, business contacts, products, intellectual property, processes, know-how, designs, methods, systems, developments, improvements, discoveries, inventions, licenses, ideas, strategies, acquisition database, customer lists, data, programs and other works of authorship; provided, however, that the term “Proprietary Information” shall not include any of the foregoing to the extent it is in the public domain other than in connection with a breach of this Agreement. At all times hereafter, Employee shall hold in strictest confidence and shall not directly or indirectly disclose or use any of the Proprietary Information, unless Actua or the applicable Protected Company expressly authorizes such disclosure in writing. At the request of Employer or Actua, Employee shall return and/or delete any Proprietary Information in Employee’s possession. Notwithstanding anything to the contrary herein, in accordance with the Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(d)    Employee acknowledges and represents that, upon his/her termination of employment, he/she shall return any company property, including any corporate credit cards and any Proprietary Information requested by Employer or Actua. Notwithstanding the foregoing, Employee shall be permitted to keep the computer hardware (but not company-licensed software and data) and cell phone hardware issued to Employee by Employer, subject to Employee’s compliance with the restrictive covenants set forth in this Agreement. Employee shall deliver his/her computer to one of Employer’s IT associates in order that it can be prepared for transfer. At Employee’s election, Employer will release and coordinate with Employee the transfer of financial responsibility associated with Employee’s phone number before Employer cancels the plan related to such cell phone.

(e)    Employee hereby assigns to Employer all his/her interest in any and all Inventions that he/she has conceived or developed or will conceive or develop during his/her employment and acknowledges that all original works of authorship made by him/her within the scope of and during the period of his/her employment with Employer and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. The term “Inventions” shall mean all trade secrets, inventions, ideas, processes, data, programs, works of authorship, know-how, improvements, discoveries, developments, techniques and designs including all patented, copyright or trademarked information. Employee agrees that the decision whether or not to commercialize or market any Invention developed by him/her is within Employer’s sole discretion and for Employer’s sole benefit and that no royalty will be due to Employee as a result of Employer’s efforts to commercialize or market any such Invention. Employee agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement.

(f)    Upon the termination of Employee’s employment with Employer, (i) Employee shall (x) execute and deliver to Employer a release of Employer and Actua through such termination date on terms substantially similar to the terms set forth in Section 3 hereof and (y) deliver or make available to Employer all originals and copies of all documents, information (in any form, including hard copy and/or electronic) and any other property of Actua, Employer or any Actua Company in his/her possession, under his/her control or to which he/she may have access and (ii) Employer shall execute and deliver to Employee a release of Employee through such termination date on terms substantially similar to the terms set forth in Section 5 hereof. Employee will not reproduce or appropriate for his/her own use, or for the use of others, any Actua or Employer property, Proprietary Information or Company Inventions, provided, however, that Employee may retain copies of documents that were in his/her possession prior to the commencement of his/her employment with Employer or that relate to his/her compensation.

(g)    Because Employee’s services to Employer have been and are personal and unique, and because Employee has had and will continue to have access to and has and will become acquainted with the Proprietary Information and because any breach by Employee of any of the restrictive covenants contained in Employee’s Restrictive Covenant Agreement with Employer or this Agreement would result in irreparable injury and damage for which money damages would be difficult to calculate and in any case would not provide an adequate remedy, Employee agrees that Employer and Actua shall have the right to enforce the obligations set forth in Section 7 by injunction, specific performance or other equitable relief, without prejudice to any other rights and remedies that Employer or Actua may have at law for a breach, or threatened breach, of the provisions of Section 7. Employee hereby consents to the issuance of such injunctive relief, and further agrees that Employer and/or Actua, as well as Employee, shall be entitled to engage in expedited deposition and document discovery in aid of any application for temporary and/or preliminary injunctive relief. Employee agrees that he/she will not assert or contend that any of the provisions of Section 7 are unreasonable or otherwise unenforceable, including in connection with any action in which Employer or Actua seeks injunction, specific performance or other equitable relief.

8.    This Agreement will be governed by and construed according to the laws of the State of Delaware, where the Employer is incorporated, without reference to Delaware’s principles of conflicts of laws. In the event of any dispute, Employee, Employer and Actua agree to exclusive jurisdiction and venue in the state or federal courts located in the State of Delaware. Employee, Employer and Actua understand, represent and warrant that they have specifically relied upon each other’s agreement to the foregoing exclusive choice of law and forum in entering into this Agreement and, therefore, each party covenants that it will not challenge in any respect the application of Delaware law in any way for purposes of interpretation or enforcement of the terms hereof, including especially but not limited to the obligations set forth in Section 7. Desiring to obtain the benefits flowing to him/her hereunder, Employee has agreed to all of the terms of this agreement, including the exclusive jurisdiction, venue and choice of law provisions, and Employee covenants not to argue for the application of any other state’s law, and covenants not to initiate any litigation in any court other than the state or federal courts of Delaware. Employee acknowledges and agrees that he/she has had an opportunity to seek advice of counsel in connection with this Agreement and that the covenants contained herein are reasonable in geographical and temporal scope and in all other respects. If any court or other decision-maker of competent jurisdiction determines that any of the covenants contained in this Agreement, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, the duration or scope of such provision, as the case may be, shall be reduced or altered so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced. In the event any one or more of the provisions contained in Section 7 of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, and if a court declines to modify any such restriction despite the parties’ specific request and intent that it be modified and enforced in a reduced form, then such invalidity, illegality or unenforceability shall not affect the other provisions of Section 7 of this Agreement, which shall be construed and fully enforced as if such invalid, illegal or unenforceable provision had never been contained herein. No waiver by Employer or Actua of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Employer or Actua of any right under this Agreement shall be construed as a waiver of any other right.

9.    The parties hereto acknowledge that the undertakings of each of the parties herein are expressly contingent upon the fulfillment and satisfaction of the obligations of the other party as set forth herein.

10.    Employee agrees and acknowledges that the agreement by Employer and Actua, described herein, is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by Employer or Actua and that this Agreement is made voluntarily.

11.    Employee agrees, covenants and promises that he/she has not communicated or disclosed, and will not hereafter communicate or disclose, the terms of this Agreement to any persons with the exception of members of his/her immediate family, his/her attorney, and his/her accountant or tax advisor, each of whom shall be informed of this confidentiality obligation and shall be bound by its terms. Employee further agrees that he/she will not disparage in any way the professional or personal reputation or character of Releasees. Each of Employer and Actua further agrees that it will not disparage in any way the professional or personal reputation or character of Employee.

12.    Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and all installment payments shall be treated as a separate payment. In no event may Employee directly or indirectly, designate the calendar year of payment.

13.    THIS IS AN IMPORTANT LEGAL DOCUMENT AND EMPLOYEE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT. EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS THE RIGHT TO CONSIDER THIS AGREEMENT FOR A PERIOD OF AT LEAST 45 DAYS PRIOR TO ENTERING INTO THIS AGREEMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT HE/SHE HAS THE RIGHT TO REVOKE THIS AGREEMENT WITHIN SEVEN (7) DAYS OF ITS EXECUTION BY GIVING WRITTEN NOTICE OF SUCH REVOCATION BY HAND DELIVERY OR FAX TO ACTUA CORPORATION, 555 E. LANCASTER AVENUE, SUITE 640, RADNOR PA 19087, FAX: 610-727-6901, ATTENTION: GENERAL COUNSEL, WITHIN THE SEVEN (7) DAY PERIOD.

14.    EMPLOYEE HEREBY CERTIFIES THAT HE/SHE HAS READ THE TERMS OF THIS AGREEMENT, THAT HE/SHE HAS BEEN INFORMED BY EMPLOYER AND ACTUA, THROUGH THIS DOCUMENT AND OTHERWISE, THAT HE/SHE SHOULD DISCUSS THIS AGREEMENT WITH AN ATTORNEY OF HIS/HER OWN CHOICE, AND THAT HE/SHE UNDERSTANDS ITS TERMS AND EFFECTS. EMPLOYEE FURTHER CERTIFIES THAT HE/SHE HAS THE INTENTION OF RELEASING ALL CLAIMS RECITED HEREIN IN EXCHANGE FOR THE CONSIDERATION DESCRIBED HEREIN, WHICH HE/SHE ACKNOWLEDGES AS ADEQUATE AND SATISFACTORY TO HIM/HER. NEITHER ACTUA, EMPLOYER NOR ANY OF THEIR RESPECTIVE AGENTS, REPRESENTATIVES OR ATTORNEYS HAS MADE ANY REPRESENTATIONS TO EMPLOYEE CONCERNING THE TERMS OR EFFECTS OF THIS AGREEMENT OTHER THAN THOSE CONTAINED HEREIN.

15.    This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions and agreements among the parties, including the Existing Agreement other than any existing restrictive covenant agreement between Employee and Employer or Actua, provided that in the event of a conflict between the provisions of this Agreement and any such restrictive covenant agreement, the provisions of this Agreement shall supersede and prevail in all respects. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Agreement effective as of the 26th day of April, 2018.

/s/ R. Kirk Morgan
R. Kirk Morgan

ACTUA CORPORATION

By:	/s/ Suzanne L. Niemeyer
Name:	Suzanne L. Niemeyer
Title:	General Counsel

ACTUA USA CORPORATION

By:	/s/ Suzanne L. Niemeyer
Name:	Suzanne L. Niemeyer
Title:	General Counsel

9